UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Ready Mix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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READY MIX, INC.
3430 East Flamingo Road, Suite 100
Las Vegas, Nevada 89121
PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 13, 2006
          To the shareholders of Ready Mix, Inc.:
          The Annual Meeting of the shareholders of Ready Mix, Inc. (the “Company”) will be held at the Marriott Courtyard Las Vegas Convention Center, 3275 Paradise Road, Las Vegas, Nevada, 89109, at 10:00 a.m. on June 13, 2006, or at any adjournment or postponement thereof, for the following purposes, which are set forth more completely in the accompanying Proxy Statement:
1.	To elect seven directors of the Company.

2.	To ratify the selection of Semple & Cooper, LLP as the independent registered public accounting firm for the Company for 2006.

3.	To transact such other business as may properly come before the meeting.
          Details relating to the above matters are set forth in the attached Proxy Statement. All shareholders of record of the Company as of the close of business on April 5, 2006, will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof. Your attention is directed to the attached Proxy Statement for a discussion of the foregoing proposals and the reasons why the Board of Directors encourages you to vote for approval of Proposals 1 and 2.
          ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A REPLY CARD IS ENCLOSED FOR YOUR CONVENIENCE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Bradley E. Larson

Bradley E. Larson
Chief Executive Officer
April 27, 2006

PROXY STATEMENT
READY MIX, INC.
3430 East Flamingo Road, Suite 100
Las Vegas, Nevada 89121
Telephone: (702) 433-2090

ANNUAL MEETING OF SHAREHOLDERS
VOTING SHARES
MATTERS TO BE VOTED ON AT THE ANNUAL MEETING
Executive Officers and Directors
COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN*
PROPOSALS OF SHAREHOLDERS FOR PRESENTATION

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 13, 2006
          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ready Mix, Inc. (the “Company”), a Nevada corporation, of $.001 par value Common Stock (“Common Stock”) to be voted at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held at 10:00 a.m. on June 13, 2006, or at any adjournment or postponement thereof. The Company anticipates that this Proxy Statement and the accompanying form of proxy will be first mailed or given to all shareholders of the Company on or about April 28, 2006. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast (i) for the election of the nominees for directors hereinafter named; (ii) for the ratification of Semple & Cooper, LLP as the Company’s independent registered public accounting firm and (iii) to transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Shareholders who hold their shares in “street name” (i.e., in the name of a bank, broker or other record holder) must vote their shares in the manner prescribed by their brokers. After a quorum is declared, the holders of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote will be required to approve any proposed matters.
Revocation of Proxy
          Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Company, by substituting a new proxy executed at a later date, or by requesting, in person, at the Annual Meeting, that the proxy be returned.
Dissenter’s Rights or Appraisal
          Pursuant to applicable Nevada law, there are no dissenter’s or appraisal rights relating to the matters to be acted upon at the Annual Meeting.
Solicitation
          All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and all costs of soliciting proxies will be paid by the Company. In addition to the solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone, telegraph or personal interview. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.
VOTING SHARES
          The close of business on April 5, 2006, has been fixed by the Board of Directors of the Company as the record date (the “record date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were outstanding 3,807,500 shares of Common Stock each share of which entitles the holder thereof to one vote on each matter which may come before the Annual Meeting. Cumulative voting for directors is not permitted.
          A majority of the issued and outstanding shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum at any shareholders’ meeting.

Required Votes
          A plurality of votes cast by shareholders who are either present in person or represented by proxy and entitled to vote at the meeting is required to elect the seven (7) nominees for Director under Proposal 1. Approval of Proposal 2 requires the affirmative vote of a majority of the shares present and entitled to vote on this proposal at the Annual Meeting. The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which a specific proportion of affirmative votes is required for approval. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on these proposals (so-called “broker non-votes”) are counted for the purpose of determining the presence of or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.
MATTERS TO BE VOTED ON AT THE ANNUAL MEETING
Proposal 1. Election of Directors
          The Company’s By-Laws provide for annual election of directors. Directors serve for a one year term and until election and qualification of their successors or until their resignation, death, disqualification or removal from office.
          The Board of Directors currently consists of seven members, including three Directors employed by the Company whose terms expire in 2006 and four independent Directors whose terms expire in 2006. At the Annual Meeting, the seven Directors are to be elected to one-year terms expiring in 2007. The seven (7) nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.
          The nominees for Directors are Charles E. Cowan, Charles R. Norton, Dan H. Stewart, Don A. Patterson, Bradley E. Larson, Robert R. Morris and Kenneth D. Nelson, all of whom presently serve on the Board of Directors.
Recommendation of the Board
          The Board of Directors recommends that you vote FOR the election of the nominees for Director.
          Cumulative voting is not permitted for the election of directors. In the absence of instructions to the contrary, the person named in the accompanying proxy will vote in favor of the election of each of the persons named below as the Company’s nominees for directors of the Company. Each of the nominees has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such should occur, the person named in the proxy intends to vote for the election in his stead of such person as the Board of Directors of the Company may recommend. Members of the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee are footnoted below.

Name	Positions and Offices with the Company
Charles E. Cowan (1)(2)(3)	Director
Charles R. Norton (1)(2)(3)	Director
Dan H. Stewart (1)(2)(3)	Director
Don A. Patterson (1)(2)(3)	Director
Bradley E. Larson	Chief Executive Officer and Director
Robert R. Morris	President and Director
Kenneth D. Nelson	Vice President and Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Governance Committee.

Proposal 2. The Ratification of the Selection of Semple & Cooper, LLP as the Independent Registered Public Accounting Firm of the Company for 2006.
          Semple & Cooper, LLP has been selected by the Audit Committee as the Company’s independent registered public accounting firm for 2006. The Board of Directors recommends to the shareholders the ratification of the selection of Semple & Cooper, LLP, independent public accounting firm, to audit the financial statements of the Company. Unless otherwise specified, the proxies solicited herein will be voted in favor of the ratification of Semple & Cooper, LLP as the independent registered public accounting firm for the Company for 2006.
Recommendation of the Board
          The board recommends a vote FOR the ratification of Semple & Cooper, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
Board of Directors—Composition and Compensation
          We are authorized by our Bylaws to maintain a Board of Directors comprised of seven directors. Our Board currently consists of seven directors, four of whom, Messrs. Norton, Patterson, Cowan, and Stewart are independent as defined under rules promulgated by the Securities and Exchange Commission (“SEC”) and the American Stock Exchange. Messrs. Norton, Patterson and Cowan are also independent directors of Meadow Valley Corporation, our majority shareholder and under rules of the American Stock Exchange we are considered a “controlled entity” of Meadow Valley, such that its independent directors are also considered independent directors of our company. Our directors are elected for one year terms, or until an earlier resignation, death or removal. There are no family relationships among any of our directors or officers.
          Directors not employed by the Company receive $7,000 per year for attending Board of Directors’ meetings, $2,000 for each committee upon which they serve and are reimbursed for out-of-pocket expenses. Directors are entitled to participate in our equity incentive plan, and each has been issued 6,750 stock options for their service on the Board. The Board of Directors held two regularly scheduled meetings during the last full fiscal year and three special meetings. No director attended less than 75% of the aggregate of such meetings and meetings held by committees of the Board on which he served. We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, but strongly encourage directors to attend. Five members of our Board of Directors attended the 2005 Annual Meeting of Shareholders.
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth information concerning the holdings of Common Stock by each person who, as of April 5, 2006, holds of record or is known by the Company to hold beneficially or of record, more than 5% of the Company’s Common Stock, by each director, named executive officer, and by all directors and executive officers as a group.

          All shares are owned beneficially and of record. Unless stated otherwise, the address of all persons is in care of the Company at 3430 East Flamingo Road, Suite 100, Las Vegas, Nevada 89121.

	Number of	Percent
	Shares of	of
	Common	Common
	Stock Owned	Stock
	of Record and	Owned
Name	Beneficially (1)	(1)
Bradley E. Larson (2)(3)	2,027,250	52.4%
Meadow Valley Corporation (3)	2,025,000	52.4%
Keeley Asset Management Corp. (4)	282,500	7.3%
Robert R. Morris (5)	22,500	*
Robert A. De Ruiter (6)	17,375	*
Kenneth D. Nelson (2)	3,250	*
Charles E. Cowan (2)	2,250	*
Charles R. Norton (2)	2,250	*
Don A. Patterson (2)	2,250	*
Dan H. Stewart (2)	2,250	*
Alan A. Terril (2)	2,250	*
Clint Tryon (2)	2,250	*
All officers and directors as a group (10 persons)	2,081,625	53.9%

*	Less than 1%.

(1)	Includes stock options exercisable within 60 days from the date hereof.

(2)	Includes vested portion of stock options to purchase 6,750 shares of Common Stock.

(3)	Mr. Larson is Chief Executive Officer and majority shareholder of Meadow Valley Corporation, which owns 2,025,000 shares of our common stock, and may be deemed a beneficial owner of these shares under the rules of the SEC. The Board of Directors of Meadow Valley Corporation, by majority vote, votes these shares through Mr. Larson.

(4)	Based solely on a Schedule 13G filed with the SEC on February 14, 2006. According to the Schedule 13G, the address of Keeley Asset Management Corp. is 401 South LaSalle Street, Chicago, Illinois 60605.

(5)	Includes vested portion of stock options to purchase 67,500 shares of Common Stock.

(6)	Includes vested portion of stock options to purchase 50,625 shares of Common Stock.
Executive Officers and Directors
          Information concerning our directors and executive officers is set forth below:

			Officer or
			Director
Name	Age	Position	Since
Bradley E. Larson	51	Chief Executive Officer and Director	1996
Robert R. Morris	61	President and Director	1996
Robert A. De Ruiter	46	Vice President	2005
Clint Tryon	36	Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer	2002
Kenneth D. Nelson	48	Vice President and Director	1996
Alan A. Terril	65	Vice President	1996
Don A. Patterson	52	Director	2005
Charles R. Norton	64	Director	2005
Charles E. Cowan	59	Director	2005
Dan H. Stewart	53	Director	2005

          The following is a summary of the business experience of each executive officer and director, or nominee for director, of the Company for at least the last five years:
          Bradley E. Larson has been the Chief Executive Officer of Meadow Valley Corporation, our majority shareholder, since 1995. He has been an executive officer and director of our company since inception in 1996. Mr. Larson was employed by Tanner Companies, a contracting and materials company located in Phoenix, Arizona, from 1976 until 1994. He was Division President of the Western Arizona region for Tanner from 1984 to 1988, Vice President of Operations from 1988 to 1989 and President of Tanner’s Construction Division from 1989 until 1994. Mr. Larson earned a BSE degree in Industrial Engineering from Arizona State University in 1979. He has been active in several construction industry associations and is past Chairman and Director of The Arizona Rock Products Association and past Director of the Arizona Heavy Highway Chapter of the Associated General Contractors.
          Robert R. Morris has been the President of our company since he initiated our business for us as a start-up in 1996. In 2005 he was appointed as a director. From 1985 to 1996 he was the Sales Manager for Bonanza Materials, a Henderson, Nevada, ready-mix concrete producer. From 1983 to 1985 he was Vice President of Sales for Basic Ready Mix, a ready-mix concrete producer also located in Henderson, Nevada.
          Robert A. De Ruiter has been the General Manager of our metropolitan Phoenix, Arizona ready-mix concrete business since we organized our Phoenix operations in 2000. In January 2005 Mr. De Ruiter was named our Vice President. From 1998 to 2000 he was the Regional Manager for Mineral Resources Technologies, Phoenix, Arizona, where he was responsible for operation, sales and marketing of mineral resources fly ash products in Arizona, New Mexico, Texas and California. From 1995 to 1998, Mr. De Ruiter was a Technical Sales Representative for Grace Construction Products, Las Vegas, Nevada, and he sold concrete admixtures to concrete producers, contractors, architects and engineers. From 1990 to 1995, he was a sales representative for Sunward Materials, Phoenix, Arizona, where he sold concrete and aggregate to contractors, architects and engineers.
          Clint Tryon has been the Secretary and Treasurer since September 2002 and was named our Chief Financial Officer in January 2005. He joined Meadow Valley in May 2002 and was named its Secretary, Treasurer and Principal Accounting Officer in September 2002. Mr. Tryon received his Bachelor of Science degree with a major in Finance from the University of Nevada Las Vegas in 1993. He then completed his post-baccalaureate certificate in accountancy from Arizona State University West in 1997 and received his Certified Public Accountant’s certificate from the State of Arizona in 1997. From 1996 to 1999 he was a supervisor at Toback CPAs/ McGladrey & Pullen. From 1999 to 2002 he held a regional financial reporting role for International FiberCom.
          Kenneth D. Nelson has been an executive officer and director of our company since 1996 and has been involved in the financial reporting and operations management areas of the construction industry since 1982. He joined Meadow Valley in April 1989, became its Vice President of Finance in February 1992 and its Vice President and Chief Administrative Officer in April 1996. Mr. Nelson earned a Bachelors of Science Degree in Business Administration from Arizona State University in 1984.
          Alan A. Terril has been an executive officer of our company since 1996. He joined Meadow Valley in May 1992, became its Vice President—Nevada Operations in October 1993 and its Chief Operating Officer in March 2001.
          Don A. Patterson has been a director since November 2005. Mr Patterson began his career in public accounting, working for eight years at Arthur Andersen where he developed an extensive background in accounting for the construction and construction material industry. He left to become the managing partner of Mansperger, Patterson & McMullin CPA’s where he worked for 19 years, continuing to provide accounting service and consultation to clients in both the construction materials and contracting industries. During that period he founded

Legacy Window Coverings, LLC, an importing and distribution business where he currently serves as CEO. He has devoted his full time attention to Legacy’s operations since 2004. Mr. Patterson graduated with a degree in accounting from Arizona State University in 1978 and received his Certified Public Accountant’s certificate in 1983.
          Charles R. Norton has been a director of Meadow Valley Corporation since March 1999 and a director of our company since January 2005. Since 1963, Mr. Norton has been involved in the highway construction industry as a construction foreman, subcontractor, general manager and vice president. He graduated with a Bachelor of Science degree from Brigham Young University in 1968. From 1968 to 1972 he was General Manager of Quaker Empire Construction in Wilkes-Barre, Pennsylvania. From 1972 to 1992 Mr. Norton was Sales Manager, General Manager and Vice President of Syro Steel Company, headquartered in Girard, Ohio. Since 1992 Mr. Norton has been Vice President of Trinity Industries, which purchased Syro in 1972.
          Charles E. Cowan has been a director of Meadow Valley Corporation since November 1995 and a director of our company since January 2005. Since 1993 he has been President of Charles Cowan & Associates, Ltd. and has an extensive background in government and heavy construction industry consulting. From 1991 to 1993 he held chief executive positions in Arizona’s Department of Transportation and Department of Economic Security. He graduated with a Bachelor of Economics Degree from St. Martin’s College in Olympia, Washington, and a Master’s Degree in Public Administration from the University of Missouri at Kansas City, Missouri.
          Dan H. Stewart has been a director of our company since April 2005. Since 2004, he has been President of Stewart Development Company, a firm specializing in master planned communities and mixed-use developments. From 2003 to 2004, Mr. Stewart was Vice President of American Nevada Company, a privately-held firm specializing in the design and development of master planned communities and other commercial properties. Mr. Stewart’s responsibilities include identifying, evaluating and acquiring commercial properties and evaluating future opportunities in connection with the Bureau of Land Management auctions. From 1994 to 2003, Mr. Stewart was President and Chief Executive Officer of Basic Management, Inc. and a number of its subsidiaries and affiliates. Basic Management, Inc. is a privately-held, Henderson, Nevada based firm engaged in land development, water delivery systems, power distribution and switching systems and remediation of environmentally-challenged properties. He earned a B.S. degree in civil engineering from Brigham Young University, an M.S. degree in civil engineering, construction engineering and management from Stanford University and completed the Advanced Management Development Program at Harvard University Graduate School of Design. Mr. Stewart is a registered professional civil engineer, a licensed general engineering contractor and a licensed real estate broker.
Disclosure of Audit and Non-Audit Fees
          The following table shows the fees paid or accrued by the Company for the audit and other services provided by the Company’s accountants for the years ended December 31, 2005 and 2004:

	For the years ended December 31,
	2005	2004 (1)
Audit fees for the years ended December 31 and fees for the review of financial statements included in quarterly reports on Form 10-Q	$47,000	$—
Audit related fees (2)	131,712	—
Tax fees	12,000	—

(1)	All audit and tax fees had been previously paid by Meadow Valley Corporation.

(2)	Fees paid in association with our initial public offering.
          The Audit Committee has concluded that the provision of services by Semple & Cooper, LLP are compatible with maintaining their independence and has approved the above mentioned services performed.
          The Audit Committee has a Pre-approval Policy (“Policy”) governing the approval of all audit and non-audit services performed by the independent registered public accountants in order to ensure that the performance of such services does not impair the independent registered public accountants.

          According to the Policy, the Audit Committee will annually review and pre-approve the services and fees that may be provided by the independent registered public accountants during the following year. The Policy specifically describes the services and fees related to the annual audit, other services that are audit-related, preparation of tax returns and tax related compliance services and all other services that have the pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.
          Any service to be provided by the independent registered public accountants that has not received general pre-approval under the Policy is required to be submitted to the Audit Committee for approval prior to the commencement of a substantial portion of the engagement. Any proposed service exceeding pre-approved cost levels is also required to be submitted to the Audit Committee for specific approval.
          The Audit Committee will revise the list of general pre-approved services from time to time based on subsequent determinations. The Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.
          A representative of Semple & Cooper, LLP is expected to be present at the Annual Meeting. He will not make a statement but will respond to appropriate questions.
Committees of the Board of Directors
The Audit Committee
          Our Audit Committee consists of Messrs. Patterson, Cowan, Stewart and Norton. Mr. Patterson is our Audit Committee Chairman and has been determined by the Board to be a financial expert within the meaning of the Exchange Act rules and regulations. In the opinion of the Board and as “independent” is defined under current standards of the American Stock Exchange, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as member of this committee. The Audit Committee reviews in detail and recommends approval by the Board of our annual and quarterly financial statements, recommends approval of the remuneration of our auditors to the Board, reviews the scope of the audit procedures and the final audit report prepared by our auditors and reviews our overall accounting practices, procedures and internal controls with our auditors.
          The Audit Committee acts under a written charter adopted and approved by the Board.
The Nominating and Governance Committee
          The Nominating and Governance Committee is currently comprised of Messrs. Cowan, Norton, Patterson and Stewart our independent directors. Mr. Cowan is our Nominating and Governance Committee Chairman. The committee met two times during fiscal 2005. The purpose of the Nominating and Governance Committee is as follows:
•	identify, consider and nominate candidates for membership on the Board, including any nominees properly received by the Secretary of the Corporation from any shareholder;

•	develop, recommend and evaluate corporate governance guidelines and a code of business conduct and ethics applicable to the Company;

•	make recommendations regarding the structure and composition of the Board and Board committees; and

•	advise the Board on corporate governance matters.
          All members of our Nominating and Governance Committee are “independent,” as defined under applicable law and the listing standards for companies traded on the American Stock Exchange. We have adopted a Nominating and Governance Committee charter. This charter is available on our website at http://www.readmixinc.com.

          Nominations of candidates for election as Directors may be made by the Board of Directors upon recommendation by the Nominating and Governance Committee, or by shareholders. Shareholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our By-laws. For more information, see “Proposals of Shareholders for Presentation at the 2007 Annual Meeting of Shareholders.”
          In evaluating the suitability of potential nominees for membership on the Board, the Nominating and Governance Committee will consider the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and consider the general qualifications of the potential nominees, such as:
•	Unquestionable integrity and honesty;

•	The ability to exercise sound, mature and independent business judgment in the best interests of the shareholders as a whole;

•	Recognized leadership in business or professional activity;

•	A background and experience that will complement the talents of the other Board members;

•	Willingness and capability to take the time to actively participate in Board and Committee meetings and related activities;

•	Ability to work professionally and effectively with other Board members and the Company’s management;

•	An age to enable the Director to remain on the Board long enough to make an effective contribution; and

•	Lack of realistic possibilities of conflict of interest or legal prohibition.
          The Committee will also see that all necessary and appropriate inquiries are made into the backgrounds of such candidates. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its shareholders.
The Compensation Committee on Executive Compensation
          Our Compensation Committee consists of Messrs. Patterson, Cowan, Stewart and Norton. Mr. Norton is our Compensation Committee Chairman. The purpose of the Compensation Committee is to determine the compensation to be paid to the Company’s executive officers, and to approve incentive compensation plan. The Compensation Committee will recommend approval to the Board of the compensation of our executive officers, the annual compensation budget for all other employees, bonuses, grants of stock options and any changes to our benefit plans. The committee met two times during fiscal 2005.
Report of the Audit Committee
          The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
          The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

          The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held two meetings during fiscal 2005.
          In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended and approved the selection of the Company’s independent auditors.
Don A. Patterson, Audit Committee Chair
Dan H. Stewart, Audit Committee Member
Charles R. Norton, Audit Committee Member
Charles E. Cowan, Audit Committee Member
Dated: March 20, 2006
Compensation Committee Report on Executive Compensation
          The Compensation Committee currently consists of four members of the Board of Directors: Messrs. Cowan, Norton, Patterson and Stewart. The Compensation Committee has the responsibility for allocation of cash and other compensation as well as stock options to executive officers of the Company. In those instances in which Rule 16b-3 of the Securities Exchange Act of 1934 requires grants or awards of stock options to be made by a “disinterested” committee, the Compensation Committee is solely responsible for the administration of such plans.
          The entire Board regularly reviews the Compensation Committee decisions relating to executive compensation. The Company’s executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the long-term financial success of the Company. The Compensation Committee believes that the issuance to officers and key employees of stock options related to the appreciation of the Common Stock provides equitable incentives to increase the profitability of the Company.
          As discussed below under “Certain Relationships and Related Transactions,” the Company does not directly pay the salary of Mr. Larson or Mr. Tryon. Instead, they are compensated by Meadow Valley. Accordingly, the Compensation Committee has not adopted a basis for Mr. Larson’s compensation as Chief Executive Officer.
Charles R. Norton, Compensation Committee Chair
Don A. Patterson, Compensation Committee Member
Dan H. Stewart, Compensation Committee Member
Charles E. Cowan, Compensation Committee Member
Dated: March 20, 2006
Communications with the Board of Directors
          Shareholders may communicate with any and all members of the Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name or to the Chairman, for a communication to the entire Board at the following address: Ready Mix, Inc., 3430 East Flamingo Road Suite 100, Las Vegas, Nevada 89121.

     Communications from our shareholders to one or more directors will be collected and organized by our Corporate Secretary under procedures adopted by our Directors. The Corporate Secretary will forward all communications to the board of directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, at his discretion, forward only representative correspondence.
     The Corporate Secretary will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Corporate Secretary or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response may be coordinated with our counsel.
Code of Ethics
     Our Board of Directors has adopted a Code of Ethics that applies to our executive officers, senior financial officers and directors of our company. We have posted the Code of Ethics on our website.
     In accordance with the Sarbanes-Oxley Act of 2002 and the listing standards of the American Stock Exchange, we have adopted procedures to facilitate the submission, on a confidential and anonymous basis, of complaints, reports and concerns by any person regarding (1) accounting, internal accounting controls or auditing matters, (2) actual or potential violations of laws, rules or regulations, and (3) other suspected wrongdoing, including in connection with our Code of Ethics.
Executive Compensation Bonus Plans
     The compensation of our executive officers will be determined by our Board of Directors. The executive officers’ bonuses are determined by the Compensation Committee of the Board of Directors and are based on our overall profitability. We have reserved 675,000 shares of common stock for issuance to officers, directors and employees under our equity incentive plan described below. Options will be issued to employees and executive officers based on the recommendation of the Compensation Committee of the Board of Directors according to the following:
•	employees holding positions of responsibility with us whose performance can have a significant effect on our success; and

•	non-employee directors.
Equity Incentive Plan
     In January 2005, we adopted an equity incentive plan, which we refer to as our Plan, which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants.
     The Plan is administered by our Compensation Committee. Currently, we have 675,000 shares of common stock reserved for issuance under the Plan. Under the Plan, the Board of Directors determines which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.
     With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options is established by the Board and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.
     No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with us from the date of grant to the date of exercise, unless extended under the Plan grant. Options under the Plan have no expiration date and the exercise date of an option cannot be longer than 10 years from the date of grant, but can be shorter when established by the plan administrator. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding.
     Currently, we have granted under the Plan an aggregate of 253,125 stock options to officers, directors and employees at an exercise price from $11.00 to $12.50. Thirty-three percent of the options are exercisable after one year of continuous service to us, sixty-six percent after two years of continuous service and one hundred percent after three years of continuous service.
Executive Compensation
     The following table sets forth certain information concerning compensation paid to the Company’s Chief Executive Officer and the other executive officers whose salaries exceed $100,000 for the years ended December 31, 2005, 2004 and 2003:
Summary Compensation Table

	Annual Compensation:			Long-Term Compensation:
				Other		All
Name and				Annual	Awarded	Other
Principal Position	Year	Salary	Bonus (1)	Compensation	Options	Compensation
Bradley E. Larson (2)	2005	$—	$—	$—	6,750	$—
Chief Executive Officer	2004	—	—	—	—	—
and Director	2003	—	—	—	—	—

Clint Tryon (2)	2005	—	—	—	6,750	—
Chief Financial Officer,	2004	—	—	—	—	—
Secretary and Treasurer	2003	—	—	—	—	—

Robert R. Morris (3)	2005	132,431	85,500	—	67,500	324,243
President and	2004	110,956	64,008	—	—	3,595
Director	2003	100,714	40,625	—	—	1,503

Robert A. De Ruiter (4)	2005	111,250	102,598	—	50,625	84,812
Vice President	2004	99,759	32,434	—	—	6,000
	2003	92,908	23,784	—	—	5,095

(1)	Bonus amounts reflect payments made under the Company’s incentive compensation plan for operations management.

(2)	Messrs. Larson and Tryon were compensated by Meadow Valley, as their services were provided to us through our Administrative Services Agreement with Meadow Valley.

(3)	Mr. Morris’ 2005 other compensation includes the disqualifying dispositions of Meadow Valley stock acquired through the exercise of incentive stock options in the amount of $317,243 and a matching 401(k) contribution in the amount of $7,000.

(4)	Mr. De Ruiter’s 2005 wages include the disqualifying dispositions of Meadow Valley stock acquired through the exercise of incentive stock options in the amount of $78,394 and a matching 401(k) contribution in the amount of $6,418.

     Mr. Larson is the Chief Executive Officer of Meadow Valley, our majority shareholder. During fiscal 2005, Mr. Tryon was Meadow Valley’s Principal Accounting Officer. During fiscal 2005, these individuals spent approximately 15% of their time working for us and we did not pay Meadow Valley directly for their services. However, we pay $22,000 per month to Meadow Valley under an Administrative Services Agreement, which is discussed under “Certain Relationships and Related Party Transactions,” below, for the services of executives as well as for other administrative services provided by Meadow Valley to us. Messrs. Morris and De Ruiter had the principal responsibility for our day-to-day operations. Beginning in January 2006, Mr. Tryon became an employee of the Company.
     In February 2005, we entered into three-year employment agreements with Messrs. Morris and De Ruiter providing for annual base salaries of $127,000 and $110,000, respectively, and including non-competition provisions for a period of two years following termination of the agreements. Both individuals are eligible to receive bonuses based upon performance as determined by our Compensation Committee and approved by our Board of Directors. In the event we terminate either individual without cause (as defined in the agreements) or we are the subject of a change of control, all options held by the individual will vest and we will be required to pay up to three years of compensation to Mr. Morris and one year of compensation to Mr. De Ruiter.
Securities Authorized for Issuance under Equity Compensation Plan
     The following table provides information as of December 31, 2005 regarding compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.
Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued upon	Weighted-Average	Equity Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities Reflected
	Outstanding Options	Outstanding Options	in Column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	253,125	$11.12	421,875

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	253,125	$11.12	421,875

     The 2005 plan provides that the number of shares with respect to which options may be granted, and the number of shares of Common Stock subject to an outstanding option, shall be proportionately adjusted in the event of a subdivision or consolidation of shares or the payment of a dividend on Common Stock, and the purchase price per share of outstanding options shall be proportionately revised.

Option Grants in Prior Fiscal Years
     The table below sets forth the total number of options issued to each current executive officer and director of the Company through April 10, 2006.

		Percent of
	Number	Total Options			Grant Date
	of Options	Granted in	Exercise	Expiration	Present
	Granted	Fiscal Year	Price	Date	Value (1)

Bradley E. Larson	6,750	2.67%	$11.00	1/28/2010	$13,163

Clint Tryon	6,750	2.67%	$11.00	1/28/2010	$13,163

Robert R. Morris	67,500	26.67%	$11.00	1/28/2010	$131,625

Robert A. De Ruiter	50,625	20.00%	$11.00	1/28/2010	$98,719

Kenneth D. Nelson	6,750	2.67%	$11.00	1/28/2010	$13,163

Alan A. Terril	6,750	2.67%	$11.00	1/28/2010	$13,163

Charles E. Cowan	6,750	2.67%	$11.00	1/28/2010	$13,163

Charles R. Norton	6,750	2.67%	$11.00	1/28/2010	$13,163

Dan H. Stewart	6,750	2.67%	$11.00	4/4/2010	$13,163

Don A. Patterson	6,750	2.67%	$12.50	11/1/2010	$19,170

(1)	The fair value of option grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for grants: expected life of options of 3 years, expected volatility ranging from 21.4% to 23.3%, risk-free interest rates of 5% and a 0% dividend yield.
Aggregated Options in Last Fiscal Year and Fiscal Year-End Option Values
     The following table summarizes options exercised during 2005 and presents the value of unexercised options held by the named executives at fiscal year-end:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options	Options
	Acquired	Value	at Fiscal Year-End	at Fiscal Year-End
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable (1)

Bradley E. Larson	—	$—	2,250 / 4,500	$6,075 / 12,150
Robert R. Morris	—	—	22,500 / 45,000	60,750 / 121,500
Robert A. De Ruiter	—	—	16,875 / 33,750	45,563 / 91,125
Clint Tryon	—	—	2,250 / 4,500	6,075 / 12,150
Alan A. Terril	—	—	2,250 / 4,500	6,075 / 12,150
Kenneth D. Nelson	—	—	2,250 / 4,500	6,075 / 12,150

(1)	Calculated by taking the closing market price of the Company’s common stock on December 30, 2005, of $13.70 per share, less the exercise price, multiplied by the number of options exercisable or unexercisable. The amounts in these columns may not represent amounts actually realized by these executive officers.
The Company has no long-term incentive compensation plans.

Compensation Committee Interlock and Insider Participation
     The Compensation Committee currently consists of four members of the Board of Directors: Messrs. Cowan, Norton, Patterson and Stewart. No member of this Committee was at any time during the Company’s 2005 fiscal year, or at any other time, an officer or employee of the Company.
     No executive officer of the Company has served on the compensation committee of any other entity that has, or has had, one or more executive officers serving as a member of the Company’s Board of Directors.
     Three of our independent Directors, Messrs. Cowan, Norton and Patterson, are also members of the Board of Directors of Meadow Valley.
Section 16(a) Beneficial Ownership Reporting Compliance
     We believe all of our directors and officers, except Mr. Patterson, have timely filed all reports in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Patterson filed a Form 4 late to report the stock options which were issued to him on November 1, 2005. The Form 4 was filed on November 8, 2005.
Certain Relationships and Related Transactions
     Prior to our initial public offering in 2005, we were a wholly-owned subsidiary of Meadow Valley and were provided certain administrative services by Meadow Valley, including some bookkeeping services, limited review of our operations by Meadow Valley’s Chief Executive Officer and Principal Accounting Officer, review and preparation of our financial reporting by Meadow Valley’s Principal Accounting Officer and Controller and assistance from Meadow Valley’s human resources personnel, which included administering certain insurance coverages and other benefits for us. In order to quantify the value of these services and provide for a fair payment to Meadow Valley for such services, in January 2005 we entered into a three-year Administrative Services Agreement with Meadow Valley. Under the terms of the agreement, we pay Meadow Valley $22,000 per month for all such administrative services including the time of our Chief Executive Officer and Chief Financial Officer who perform similar services for Meadow Valley. For the year ended December 31, 2005, the total fees associated with the above services totaled $264,000.
     Notwithstanding the agreement, each company has its own separate office and field facilities, operating management and employees. We believe that the administrative services to be provided by Meadow Valley represents less than 33% of the total administrative services required to operate our business.
     During the years ended December 31, 2005 and 2004, the Company provided construction materials to Meadow Valley in the amounts of $683,633 and $472,915, respectively. During the years ended December 31, 2005 and 2004, the Company received construction services from Meadow Valley in the amounts of $590,376 and $6,742. A portion of the services provided were outstanding as of December 31, 2005 and was included in the amount due to Meadow Valley. The balance due as of December 31, 2004 was included in accounts payable. During the years ended December 31, 2005 and 2004, the Company made payments to Meadow Valley in the amounts of $1,294,516 and $975,184, respectively. The balance due to Meadow Valley at December 31, 2005 and 2004 was $84,810 and $1,379,326, respectively. The advances are considered short-term in nature. During the year ended December 31, 2004 the Company agreed to pay interest at Chase Manhattan Bank’s prime, plus 1.25%. As of December 31, 2005, the variable interest rate was 8.5% and was due on demand. For the years ended December 31, 2005 and 2004 the Company paid interest in the amount of $77,561 and $113,182, respectively. Prior to the year ended December 31, 2004 the advances were non-interest bearing.
     During the year ended December 31, 2005, the Company acquired equipment from Meadow Valley in the amount of $207,341 and assumed a debt obligation in the amount of $17,541. During the year ended December 31, 2004, the Company acquired equipment at book value of $309,929, from an affiliate and assumed a debt obligation in the amount of $371,846. The net difference of $61,917 was applied as a reduction to the payable due to Meadow Valley.

     For the years ended December 31, 2005 and 2004, the Company, pursuant to a tax sharing agreement, utilized a net operating loss carry-forward incurred by the Meadow Valley in the amounts of approximately $2,416,000 and $1,298,000, respectively. The intercompany income tax allocation payable was paid in full during 2005. The balance as of December 31, 2004 was $1,298,367, non-interest bearing and was considered short term. As a result of the Company’s initial public offering the Company no longer qualifies to be consolidated with Meadow Valley for income tax purposes.
     During the year ended December 31, 2005, Gary A. Agron rendered professional services to the Company in the amount of $143,494. During the year ended December 31, 2005, the Company incurred director fees of $61,750 in aggregate to outside members of the board of directors. At December 31, 2005, the amount due to related parties which included amounts due to outside directors totaled $68,250.
     During the years ended December 31, 2005 and 2004, the Company provided construction materials to LAM Contracting, LLC, a company in which Meadow Valley Corporation has a 49% membership interest and Louis Anthony Mayorga has the remaining 51% membership interest, in the amounts of $152,630 and $18,346, respectively. Included in accounts receivable at December 31, 2005 and 2004 are amounts due from LAM Contracting, LLC of $15,416 and $4,854, respectively.
COMPARISON OF 4 MONTH CUMULATIVE TOTAL RETURN*
AMONG READY MIX, INC., THE AMEX MARKET VALUE (U.S.) INDEX
AND A PEER GROUP

*	$100 invested on 8/24/05 in stock (date of the Company’s initial public offering) or on 7/31/05 in index-including reinvestment of dividends.

Fiscal year ending December 31.
Source of Graph by Research Data Group, Inc,

Comparison of Four Month Cumulative Total Return
Among Ready Mix, Inc., the AMEX Market Value (US)
and a Peer Group index

Measurement Period		AMEX Market
(Fiscal Year Ending)	Ready Mix, Inc.	Value (U.S.) Index	Peer Group(1)
August 24, 2005	100.00	100.00	100.00
December 31, 2005	113.22	101.78	100.30

(1) -	Peer group is made up of the following Companies: Eagle Materials, Inc., Florida Rock Industries, Inc., Lafarge North America, Inc., Martin Marietta Materials, Texas Industries, Inc., US Concrete, Inc. and Vulcan Materials Corporation.
Source of chart by Research Data Group, Inc.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS
     Any shareholder of record of the Company who desires to submit a proper proposal or director nomination for inclusion in the proxy materials relating to the next annual meeting of shareholders must do so in writing and it must be received at the Company’s principal executive offices prior to March 15, 2007.
     A Director nomination must be accompanied by a “Notice of Nomination” and proposals of shareholder business must be accompanied by a “Notice of Business.” Each such Notice must include (i) the name and record address of the shareholder and/or beneficial owner proposing such shareholder business or nomination, as they appear on the Company’s books, (ii) the class and number of shares of stock held of record and beneficially by such shareholder and/or such beneficial owner, (iii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination. and (iv) all other information that would be required to be filed with the SEC if the person proposing such shareholder business or nomination were a participant in a solicitation subject to Section 14 of the Exchange Act.
     Notices of Nominations must also include all information regarding each shareholder nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, and the written consent of each such shareholder nominee to being named in a proxy statement as a nominee and to serve if elected. Notices of Business must include a brief description of the shareholder business desired to be brought before the annual meeting, the text of the proposal including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By laws, the language of the proposed amendment, and the reasons for conducting such business at the annual meeting and any material interest of the shareholder and/or beneficial owner in such shareholder business. The proponent must be a record or beneficial shareholder entitled to vote at the Annual Meeting of shareholders on the proposal and must continue to own the securities through the date on which the meeting is held and attend the annual meeting to present the shareholder business or Director nomination.
OTHER BUSINESS
     Management of the Company is not aware of any other matters which are to be presented at the Annual Meeting, nor has it been advised that other persons will present any other proposals. However, if other matters properly come before the Annual Meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.
     The above notice and Proxy Statement are sent by order of the Board of Directors.

/s/ Bradley E. Larson

Bradley E. Larson Chief Executive Officer
April 27, 2006

PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
READY MIX, INC.
TO BE HELD JUNE 13, 2006
          The undersigned hereby appoints Bradley E. Larson as the lawful agent and Proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of Ready Mix, Inc. held of record by the undersigned on April 5, 2006, at the Annual Meeting of Shareholders to be held June 13, 2006, or any adjournment or postponement thereof.

1.	Election of directors:
FOR.

AGAINST

WITHHOLD AUTHORITY

NOMINEES: Bradley E. Larson, Robert R. Morris, Kenneth D. Nelson, Charles E. Cowan, Charles R. Norton, Dan H. Stewart and Don A. Patterson
INSTRUCTIONS: To withhold authority to vote for individual nominees, write their names in the space provided:

2.	Proposal to ratify the selection of Semple & Cooper, LLP as independent auditors for the fiscal year ending December 31, 2006:

FOR.

AGAINST

WITHHOLD AUTHORITY

          3.    In his discretion, the Proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.
          It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN ITEM 1 AND FOR THE REMAINING PROPOSAL ABOVE.
          The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy may do by virtue hereof.
          Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date	Signature

Signature, If Held Jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY BY FOLDING THIS CARD IN HALF, SEAL WITH THE MAILING ADDRESS SHOWING, ATTACH CORRECT POSTAGE AND MAIL.
          PLEASE CHECK IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING: